Exhibit 5.1
[LETTERHEAD OF GIBSON, DUNN & CRUTCHER LLP]
September 27, 2010
Williams Partners L.P.
One Williams Center
Tulsa, Oklahoma 74172
Re:	Williams Partners L.P. Public Offering of Common Units
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-3 (File No. 333-162713) (the “Registration Statement”) of Williams Partners L.P., a Delaware limited partnership (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933 (as amended, the “Securities Act”), and the prospectus and prospectus supplement (the “Prospectus Supplement”) with respect thereto, dated October 28, 2009, and September 23, 2010, respectively, in connection with the offering by the Company of 9,250,000 common units representing limited partner interests (the “Units”). The Units will be issued pursuant to the Underwriting Agreement, dated as of September 23, 2010 (the “Underwriting Agreement”) among the Company and the representatives of the underwriters named therein (the “Underwriters”).
We have examined the originals, or photostatic or certified copies, of such records of the Company, the certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.
Based upon the foregoing examination, and in reliance thereon, and subject to the foregoing assumptions and the qualifications, limitations and exceptions set forth below, we are of the opinion that the Units, when issued and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable (except to the extent such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”)).
The opinions set forth herein are subject to the following assumptions, qualifications, limitations and exceptions:

September 27, 2010

     A. The effectiveness of the Registration Statement under the Securities Act will not have been terminated or rescinded.
     B.  We render no opinion herein as to matters involving any laws other than the Delaware Act. We are not admitted to practice in the State of Delaware; however, we are generally familiar with the Delaware Act as currently in effect and have made such inquiries as we consider necessary to render the opinions contained herein. This opinion is limited to the effect of the current state of the Delaware Act and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in the Delaware Act or the interpretations thereof or such facts.
We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,
/s/ GIBSON, DUNN & CRUTCHER LLP